                                                                    Exhibit 21.1
Subsidiaries of the Company:

UnionTools, Inc., a Delaware corporation;
Hawthorne Tools, Inc., a Missouri corporation;
Pinetree Tools, Inc., a Delaware corporation;
VSI Fasteners, Inc., a California corporation;
McGuire-Nicholas Company, Inc., a California corporation; and
VHG Tools, Inc., a Missouri corporation.